February 27, 2004

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) which registers an aggregate of 30,000 shares of Common Stock of Xtreme Companies, Inc., and to the incorporation by reference therein of our report dated April 10, 2003, with respect to the financial statements of the Company included in its annual report for the year ended December 31, 2002 and the quarterly reports filed with the US Securities and Exchange Commission.

Sincerely,
/s/ Beckstead and Watts, LLP
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Beckstead and Watts, LLP